Exhibit 99.1

Investor Relations:

Vision Advisors
Terry McGovern, 415-902-3001
mcgovern@visionadvisors.net

Location Based Technologies to Showcase Products at Orange County’s International Auto Show October 4-7, 2012

IRVINE, Calif.,  October 4, 2012 -- Location Based Technologies, Inc. (OTCBB:LBAS) a leading service provider of personal, pet and vehicle GPS locator devices, will showcase its products at the popular Orange County International Auto Show in B Hall, Anaheim Convention Center, Anaheim, CA. Along with LBT’s world-class A-GPS vehicle tracking products and its easy to use Apps and Interface,  there will also be three of The World Famous West Coast Custom’s most popular custom designed vehicles for visitors to enjoy.

Filming for an upcoming “Inside West Coast Customs” TV episode will occur on Friday, October 5th from 6 to 7pm and a free autograph session featuring Ryan Friedlinghaus, CEO of WCC, will be hosted in LBT’s booth on Saturday, October 6th at noon.

Join the LBT Team and learn more about how their unique, rugged tracking solutions that can enhance the way families stay connected, businesses better protect and leverage their mobile assets and how you can have more peace of mind knowing where the people and things that matter most to you are located.  If you love it, locate it.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge A-GPS location devices and customizable services that incorporates patented, proprietary technologies designed to enhance and enrich the way businesses and families stay connected in our global and highly mobile environment. Visit the website, www.locationbasedtech.com, for more information on commercial asset and vehicle tracking solutions and www.pocketfinder.com for personal,  pet and vehicle locator devices from the PocketFinder family of products.

Connect with us on Facebook: http://www.facebook.com/PocketFinder
Follow us on Twitter: https://twitter.com/#!/PocketFinderGPS

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.